Exhibit 99.1

Diodes Incorporated Raises Fourth Quarter 2013 Gross Profit Margin Guidance

Plano, Texas – December 9, 2013 – Diodes Incorporated (Nasdaq: DIOD), a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic and analog semiconductor markets, today stated that it is raising its gross profit margin guidance for the fourth quarter of 2013.

Diodes is maintaining its fourth quarter revenue guidance expectations to range between $205 million and $220 million, or down 2 to 9 percent sequentially and is raising its gross profit margin guidance from 28.0 percent, plus or minus 2 percent to 28.6 percent, plus or minus 2 percent. Diodes is maintaining its prior guidance for operating expenses, income tax rate and shares used to calculate GAAP EPS, which is operating expenses are expected to be 22.7 percent of revenue, plus or minus 1 percent; income tax rate to range between 18 and 24 percent, and shares used to calculate GAAP EPS to be approximately 48.3 million. In addition, Diodes is currently performing its annual test for impairment of goodwill. Preliminary findings suggest that during the fourth quarter the Company may be required to take a one-time, non-cash charge for impairment relating only to the goodwill from the Eris Technology Corporation acquisition.

About Diodes Incorporated

Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor’s SmallCap 600 and Russell 3000 Index company, is a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic and analog semiconductor markets. Diodes serves the consumer electronics, computing, communications, industrial, and automotive markets. Diodes’ products include diodes, rectifiers, transistors, MOSFETs, protection devices, functional specific arrays, single gate logic, amplifiers and comparators, Hall-effect and temperature sensors; power management devices, including LED drivers, AC-DC converters and controllers, DC-DC switching and linear voltage regulators, and voltage references along with special function devices, such as USB power switches, load switches, voltage supervisors, and motor controllers. Diodes’ corporate headquarters, logistics center, and Americas’ sales office are located in Plano, Texas. Design, marketing, and engineering centers are located in Plano; San Jose, California; Taipei, Taiwan; Manchester, England; and Neuhaus, Germany. Diodes’ wafer fabrication facilities are located in Kansas City, Missouri and Manchester, with four manufacturing facilities located in Shanghai, China, and two joint venture facilities located in Chengdu, China, as well as manufacturing facilities located in Neuhaus and Taipei. Additional engineering, sales, warehouse, and logistics offices are located in Fort Worth, Texas; Taipei; Hong Kong; Manchester; Shanghai; Shenzhen, China; Seongnam-si, South Korea; Suwon, South Korea; Tokyo, Japan; and Munich, Germany, with support offices throughout the world. For further information, including SEC filings, visit Diodes’ website at http://www.diodes.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such statements include statements regarding the expectation that: Diodes Incorporated raises fourth quarter 2013 profit margin guidance; Diodes is maintaining its fourth quarter revenue guidance expectations to range between $205 million and $220 million, or down 2 to 9 percent sequentially and is raising its gross profit margin guidance from 28.0 percent, plus or minus 2 percent to 28.6 percent, plus or minus 2 percent; Diodes is maintaining its prior guidance for operating expenses, income tax rate and shares used to calculate GAAP EPS, which is operating expenses are expected to be 22.7 percent of revenue, plus or minus 1 percent; income tax rate to range between 18 and 24 percent, and shares used to calculate GAAP EPS to be approximately 48.3 million; in addition, Diodes is currently performing its annual test for impairment of goodwill; preliminary findings suggest that during the fourth quarter the Company may be required to take a one-time non-cash charge for impairment relating only to the goodwill from the Eris Technology Corporation acquisition. Potential risks and uncertainties include, but are not limited to, such factors as: the risk that BCD’s business will not be integrated successfully into Diodes’; the risk that the expected benefits of the acquisition may not be realized; the risk that BCD’s standards, procedures and controls will not be brought into conformance within Diodes’ operations; difficulties coordinating Diodes’ and BCD’s new product and process development, hiring additional management and other critical personnel, and increasing the scope, geographic diversity and complexity of Diodes’ operations; difficulties in consolidating facilities and transferring processes and know-how; the diversion of our management’s attention from the management of our business; the risk that we may not be able to maintain our current growth strategy or continue to maintain our current performance, costs and loadings in our manufacturing facilities; risks of domestic and foreign operations, including excessive operation costs, labor shortages, higher tax rates and our joint venture prospects; the risk of unfavorable currency exchange rates; our future guidance may be incorrect; the global economic weakness may be more severe or last longer than we currently anticipated; and other information detailed from time to time in Diodes’ filings with the United States Securities and Exchange Commission.

Recent news releases, annual reports, and SEC filings are available at the Company’s website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.

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Company Contact:	Investor Relations Contact:
Diodes Incorporated	Shelton Group
Laura Mehrl	Leanne K. Sievers
Director of Investor Relations	EVP, Investor Relations
P: 972-987-3959	P: 949-224-3874
E: laura_mehrl@diodes.com	E: lsievers@sheltongroup.com